EXHIBIT 21.1

                      List of Subsidiaries

                  The Boston Beer Company, Inc.
                  (a Massachusetts corporation)

Boston Brewing Company, Inc.
(a Massachusetts corporation)

BBC Mass, Inc. (formerly H & Q Beverage Co., Inc.)
(a Massachusetts corporation)

The Wing Beer Co., Inc.
(a Texas corporation)

Sam Adams Investors, Inc.
(a Massachusetts corporation)

KJW Holdings, Inc.
(a Texas corporation)

Back Bay Beverage Company, Inc.
(a Delaware corporation)

BBC Del, Inc. (formerly Consumer Venture Beverage Co.)
(a Delaware corporation)

The  following  are subsidiaries of Boston Beer  Company  Limited
Partnership,  owned  directly  and  indirectly  (through   Boston
Brewing Company, Inc.) by The Boston Beer Company, Inc.

Oregon Beer and Brewing Co., Inc. I
(an Oregon corporation)

SBCC Company, Inc.
(a Delaware corporation)

Samuel Adams Brewery Company, Ltd.
(an Ohio limited liability company)